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                                                                     EXHIBIT 5.1

                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

                                 July 20, 2001

Fidelity National Financial, Inc.
17911 Von Karman Avenue
Irvine, California  93110

        Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") being filed by Fidelity National Financial, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 259,377 shares of the Company's common stock, $0.0001 par value (the "Common Stock") which were issued, or may be issued, to NMS Liquidation, Inc., a Minnesota corporation ("NMS") in connection with the acquisition of substantially all of the assets of NMS pursuant to that certain Asset Purchase Agreement, dated as of March 2, 2000 (the "Agreement"), by and between the Company and NMS. The shares of Common Stock may be offered for resale from time to time by and for the account of the Selling Stockholder named in the Registration Statement.

        We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is our opinion that the 259,377 shares of Common Stock covered by the Registration Statement have been duly authorized and were validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           STRADLING YOCCA CARLSON & RAUTH


                                           /s/  Stradling Yocca Carlson & Rauth